Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 28, 2026, relating to the consolidated financial statements of Sadot Group Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP

Los Angeles, CA

July 27, 2026